Exhibit 99.2

Marvel Entertainment, Inc.

Transcript of Conference Call
Moderator: Peter Cuneo
February 19, 2008
9:00 a.m. EST

Operator
Ladies and gentlemen, thank you for standing by, and welcome to the Marvel 2007 Fourth Quarter Results Conference Call.  During the presentation, all participants will be in a listen-only mode.  Afterwards, we will conduct a question-and-answer session.  At that time if you have a question, please press the 1 followed by the 4 on your telephone.  If at any time during the conference you wish to reach an operator, please press star zero.

And as a reminder this conference is being recorded Tuesday, February 19, 2008. And I would now like to turn the conference over to Mr. Peter Cuneo, Vice Chairman of the Board. Please go ahead, sir.

F. Peter Cuneo, Vice Chairman
Good morning everyone, and welcome to Marvel Entertainment’s quarterly conference call.  I’m Peter Cuneo.  With us today, first, in California, is David Maisel, the Chairman of Marvel Studios.  Here in New York, we have John Turitzin, Executive Vice President; and Ken West, our Chief Financial Officer.  Our agenda today includes the reading of our Safe-Harbor statement, then prepared comments from Ken West and then from David Maisel, and finally, we will open the floor to Q&A.

David Collins
Some of the statements that the company will make on this conference call such as statements of the company’s plans, expectations and financial guidance are forward-looking.  While forward-looking statements reflect the company’s good-faith beliefs, they are not guarantees of future performance and involve risks and uncertainties and the company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s reports on Form 8-K, 10-K and 10-Q.  Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Kenneth West, Chief Financial Officer
Thanks everyone.  Good morning.  Marvel’s fourth-quarter and full-year results, issued early this morning, reflect improved year-over-year operating income contributions from each of our businesses.  As key drivers for each segment were listed in this morning’s release, I’ll now highlight a few additional points related to our Q4 results.

International consumer products licensing continues to be an important growth driver.  Roughly 51% of our Q4 ‘07 and 43% of our full-year 2007 Spider-Man Joint Venture  revenues were derived from international licensing, highlighting the growth and growing strength of International activity.  When we exclude interactive licensing, full-year International Spider-Man Joint Venture sales exceeded domestic Spider-Man JV sales for the first time.

During the fourth quarter, we recorded a provision to Licensing SG&A, of approximately $11.5 million, to catch up for Spider-Man movie talent participations which had not been previously reported to us by our studio partner.  This adjustment resulted in a reduction to net income of $4.7 million, or approximately $0.06 per diluted share, in the fourth quarter and full year 2007.

For the full year, Marvel continued to generate substantial cash flow which enabled the company to repurchase approximately $212 million of treasury stock during the year without any general corporate borrowings.  Marvel ended 2007 with approximately $32 million higher cash and short-term investments than at the beginning of the year.

Despite the company’s substantial cash generation during 2007, as a result of the inclusion of film production spending and film production borrowings on the GAAP statement of cash flows, full year 2007 cash flows from operating activities yielded a $6.6 million use of cash.  This negative cash flow from operating activities is net of the $251 million spent on our slate of film productions during 2007.

Our total current and long term non-recourse film financing as of December 31, 2007 amounts to $289 million, including $46.4 million of accrued interest and fees and borrowings of the facility origination costs.  Continuing post-production on our two films slated for release later this year will cause borrowings under our film finance facilities to grow modestly over the next few quarters.

We expect that the first financial impact of the two upcoming film releases will occur during Q2 of this year, when we record the foreign territory minimum guarantees into revenue for the five pre-sold territories.  Payments from these foreign distributors will enable Marvel to repay loans backed by those minimum guarantees, classified as current obligations on our year-end 2007 balance sheet.

This morning we also announced Board authorization for an additional $100 million of share repurchases, adding to the approximately $28.1 million remaining under our prior share repurchase authorization.  When this new authorized total has been fully used, we will have invested $1 billion in the repurchase of our common stock since we started our repurchase program in the summer of 2004.

Absent further stock repurchases, we anticipate ending 2008 with no borrowings other than film financings and a cash and short-term investment balance, including restricted cash, of approximately $130 to $140 million.

Now, let’s turn to some brief comments on our financial guidance for 2008.  During the first quarter of 2008, we reached settlement agreements with certain licensees and had related cash collections aggregating approximately $20 million.  While our previous financial guidance had anticipated some revenue from these licenses during 2008, and there are various offsets to the settlement payments including the studio shares, our Board has decided to not revise our financial guidance at this time.  This decision is principally due to uncertainty related to deteriorating macroeconomic conditions, although we have seen no direct effect on our operating performance to date.

As a reminder, our financial guidance continues to exclude revenues or expenses related to the box office, home video/DVD, TV or media sales performance of our Iron Man and The Incredible Hulk films scheduled for release in Q2.  Diluted earnings per share guidance remains in the range of $1.30 - $1.50 per share and is based on an expected weighted average share count of 78.5 million shares.

Our primary assumptions and drivers for 2008 financial guidance are on page 4 of this morning’s release.

Finally, let me reiterate a point concerning the timing of revenues from our self-produced feature films.  Our distributors, Paramount for Iron Man and Universal for The Incredible Hulk, will provide us with monthly revenue reporting, and cash, approximately 45 days following each month’s end.  It is this reporting that triggers Marvel’s revenue recognition process.

It is important to note that our distributors will first offset prints and advertising, or “P&A” costs, and distribution fees, against their collections, prior to their reporting any revenue to Marvel.  Revenue from the release of each film’s DVD will be similarly offset by our distributors’ costs, prior to their reporting and paying any earned revenue to Marvel.

Accordingly, the box office success of each film, combined with the magnitude of P&A expenses as well as the timing of each DVD release, will directly impact the timing of when we are able to record contributions from the release of these feature films.

Let me now turn the call back over to David for his prepared remarks.

David Maisel, Chairman, Marvel Studios
Thanks Ken. Good morning everybody. Just wanted to say a few words about the film initiative. We are very excited about our two upcoming 2008 film releases, Iron Man on May 2nd and The Incredible Hulk on June 13th.  Both of these films are in post-production, and we’re preparing now for the major marketing efforts that will be upcoming.  We are extremely excited about the response so far to the Iron Man teaser trailer and the Iron Man Super Bowl spot, and can’t wait for the new Iron Man trailer and the first Incredible Hulk teaser trailer to start hitting theatres in early March.

Regarding 2009, we have been obviously affected by the labor situation in Hollywood, the writers’ strike which just recently ended and the uncertainty caused by the upcoming expiration of the actors’ agreements at the end of June.

With all of that though, we are still working to see if we can have the necessary preparations completed to greenlight one film for release in the later part of 2009.  We will in the future give more clarity on the 2009 plans as they become more definite. However, at this time there is no certainty yet.

These labor issues, however, should not have any effect on our films in 2010 and onward, and the goal of releasing two films per year from our own studio.

As we get closer to our first fully financed and self-produced film releases, it may be useful to reiterate the very unique nature of our film financing and studio approach.

We now have significant control of our destiny through our ability to greenlight and produce our films without relying on the actions of third parties such as studio licensees.

We receive the full upside from the potential film profits since our facility is 100% debt without an equity component.  The financing costs are at a relatively moderate overall interest rate, and the interest and fees are paid from the facility itself.

Significant film-related cash streams, including merchandising, toys and video games, come directly to Marvel and are not crossed with the financing.

We also receive a producer fee of 5% of all the cash revenues.

The film initiative this year will be producing these benefits through the Iron Man and The Incredible Hulk consumer products, toys, and video games as well as the cash producer fee from the films.

Finally, these benefits are all achieved with our usual fiscal conservatism and risk aversion as evidenced by the non-recourse and no-cash-collateral aspects of our film financing, as well as cash reimbursement from the facility for development costs of produced films and incremental studio overhead.

Back to you Peter.

F. Peter Cuneo
Thank you very much, David. At this time, we will open the floor for questions.

Operator:
Thank you.  Ladies and gentlemen if you would like to register for a question, please press the 1 followed by the 4 on your telephone.  You will hear a three tone prompt to acknowledge your request.  If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.  And if you are using a speakerphone, please lift your handset before entering your request.  One moment please for the first question

Thank you and the first question comes from the line of Barton Crockett with JPMorgan.  Please proceed with your question. Your line is now open.

Barton Crockett
Okay, great. Thanks for taking the question. I wanted to ask for maybe a little bit more detail and clarity around the $20 million license fee payment you said you were getting in the first quarter of ‘08.  And in particular, I wanted to try and understand – you know, first I believe, you were saying that this wasn’t in your previous guidance, and I want to confirm that.  And then secondly, you say this is partially offset by revenues that you would have otherwise received.  I was wondering if you could give us some sense of that. Would you have otherwise received $5 million or $10 million, you know, $15 million, just some type of magnitude there.  And then, finally, you know – what happened here?  Is this a change in the accounting treatment or is this licensees that are paying to get out early of a contract?  You know, just some clarity there.  Thank you.

Kenneth West
Barton, this is Ken.  With respect to that disclosure that we mentioned and I talked about in my prepared remarks, this really was an acceleration of revenue compared to that which was anticipated in our full-year guidance.  The amount that we settled on, approximately $20 million, we are slightly in excess of that which we had forecast.  And they do represent a negotiated settlement that ended two contracts.  So there is really nothing more that I can add to clarify it.

Barton Crockett
Okay. And so when you cited macroeconomic uncertainties, there is really kind of a, you know, you didn’t change your guidance, there is not any discrete kind of dollar value we can put around that.  I mean the $20 million was offset by that and macroeconomic.  It sounds like the net – the macroeconomic was pretty small, you know, de minimis number in your thinking there, is that correct?

F. Peter Cuneo
Well, Barton, as we said previously, we are all aware of the potential negative impacts of the economy in ‘08 on all businesses.  So we are being a little cautious, we’re very early in the year, we have a toe in the water virtually for ‘08 at this point, we’re only a month and a half into the year.  So we felt that it would be appropriate for us to be a little watchful with our guidance.  But we are -- let me reemphasize, we are not aware of any specific circumstances right now where Marvel’s business has been hurt by macroeconomic trends.

Barton Crockett
Okay.  That’s great to hear.  And then the final point here, just to be clear, can you give us some reason about why these contracts were ended early?  I mean, was there some disappointment or something else going on, so maybe you guys can get a better deal with someone else?

John Turitzin
Hey, Barton, it’s John Turitzin.  These were both negotiated terminations of agreements.  And, as in most of our settlements, we have confidentiality provisions around them.  So we really can’t say any more than that, other than to say that they were negotiated, amicable terminations of license agreements.

Barton Crockett
Okay, great.  I will leave it there.  Thanks a lot.

Operator:
Thank you.  And the next question comes from the line of David Miller with SMH Capital Markets.

David Miller
Hi, good morning.  Congratulations on the stellar results.  Ken, I just want to make sure that we are clear here.  Again a question related to the guidance.  You say in your press release that the EPS guidance does not reflect any future share repurchase activity, and yet you announce another $100 million buyback.  Just doing some loose math here, if you complete the majority of that buyback in the coming year, you get an extra $0.06 a share out of that on the EPS line, all other variables being equal.  Are you guys just being conservative here or am I just reading the press release wrong?  Thanks very much.

Kenneth West
David, you are reading the press release exactly correct, in the sense, consistent with the past, we don’t anticipate the timing, the value, the dollar amount that we actually invest in our repurchase program.  To date, we have actually purchased a significant amount -- well over $800 million have been repurchased since mid-2004 in our Treasury Stock program.  We did authorize additional amounts, the timing of that is not what we can anticipate.  So principally, we are going with the facts that we know and the weighted-average share count that’s built into our numbers are as stated.

David Miller
Okay.  Thank you.

Operator:
Thank you.  And the next question comes from the line of Drew Crum with Stifel Nicolaus.  Please proceed with your question.

Drew Crum
Thanks, good morning everyone.  Just let me follow up on the share buyback issue.  The authorization extends through 2010, can we read anything into that?  Does that signal any slowdown in your share repurchase activity going forward?

F. Peter Cuneo
Drew, no, you can’t read anything into that.  We typically design these  programs to last a while.  They are not short-term in nature.  The outlook of the Board is that we will be opportunistic in buying back shares.  We may utilize all of this or we may utilize none of it or something in between.  It’s all a matter of how the Board is viewing the stock price at a certain point in time.

Drew Crum
Okay.  And David, did I hear you correctly in that you are targeting one film for 2009?

David Maisel
We are working right now to get the preparations ready to have a chance for one film in 2009, which will probably be in the latter part of the year, that’s correct.

Drew Crum
So we should not model two films -- two new films in 2009?

David Maisel
Not given the disruptions that have occurred, right now we are trying for one.  Like I said though, even that one is uncertain at this point.  We want – you have to make sure the necessary preparations are in place on the creative and on the financial and operational preparations.  And given the importance of our movies and given how big our films are, we want to make sure that everything is done and not rushed.  So we are preparing -- we are trying to prepare for one that would happen at the end of ’09.  If it does happen, best not to model two.  And as soon as we have clarity on whether that one will occur, we’ll let you guys know. As I mentioned, it’s fair to model two per year still from 2010 and onward.

Drew Crum
Okay.  And one final question on toys, Hasbro I don’t believe has given any specifics in terms of when Iron Man and Hulk toys will ship.  But can you guys provide some color as to when we should expect revenues to peak for those properties?

F. Peter Cuneo
Well, as we have stated before, typically our toy business peaks in the fourth quarter around Christmas time.  We have a blip when the films come out, but typically the business is stronger in the fourth quarter.

Drew Crum
Would we see something comparable to, like Spider-Man in 2007, given that that film was released in early May as well?

F. Peter Cuneo
You might see comparable timing, but not comparable numbers.

Drew Crum
Okay.  Thanks guys.

Operator
Thank you.  And the next question comes from the line of Jason Bazinet with Citi.  Please proceed with your question.

Jason Bazinet
Thanks so much.  You guys were kind enough to give us this pipeline in your releases and just comparing the Q3 to Q4, there were a number of delays.  And I was just wondering is that primarily just spillover from the writers’ strike or is something else going on?  And does that impact your sort of confidence I guess in your guidance at all or is it not material enough to really move the needle?  Thanks.

David Maisel
Jason, which projects are you specifically referring to?

Jason Bazinet
Well, it looks like there were a number of direct-to-DVD projects for example that all slipped from late ‘08 into early ‘09.  Or slipped a few months even in ‘08?

David Maisel
Yes. Those -- a couple of comments in those.  Those are primarily planned, not for really operational reasons for that slippage, but for strategic reasons or for the best release date. For example, The Hulk Vs. moving to January of ‘09.  That gives it space from what we expect will be The Hulk DVD release for the live action film.

Jason Bazinet
I see.

David Maisel
So better to have that a period of time afterwards than also coming out in the fall or winter of ‘08.

Jason Bazinet
Okay.

David Maisel
And the other ones are just for planned marketing purposes, what would be good releases given the competitive environment.  None of those delays have any material impact on financials.

Jason Bazinet
Okay.  Thank you.

David Maisel
Yes.

Operator
Thank you.  And the next question comes from the line of Arvind Bhatia with Sterne, Agee.  Please proceed with your question.

Arvind Bhatia
Thank you.  My first question was, I noticed that in the margin assumption for your Toys business was lowered slightly, wondering if you could address that.  And then the tax rate assumption, I don’t know Ken, if you talked about that -- that was reversed slightly as well from 40% to 39%.  And then my last question is on free cash flow, wondering, I think you had mentioned -- your ending balances that if you can clarify what you’re targeting free cash flow to be for 2008?

Kenneth West
Arvind, this is Ken, let me address those questions in reverse order.  You talked about the free cash flow.  It is an uncommon element -- although free cash flow is a common term, the definition and how people apply it is not refined enough because it always needs a reconciliation to GAAP references.  So that’s why we’re comfortable in just talking about the fact that we have a certain cash balance at the end of the year.  We’re forecasting a cash balance to be held at the end of the forecasted period and that’s what we are most comfortable with.  So there’s no interpretation concern. As far as the taxes, we continue to work on tax strategies, and that has given us what we expect to derive potentially a 1% benefit in the tax rate.  Of course the economic bottom line impact of that is not enough to move the needle on our EPS guidance range, combined with the other effects that we’ve talked about.  And as far as the toy margins, we are very comfortable with the operating margins that we are anticipating, we are talking about 80 to 85% and we’re just, we’re happy to generate such amounts.

Arvind Bhatia
But there is no change in the mix, domestic international, is there any change there, or just being conservative?

Kenneth West
I don’t like to use the reference to conservative.  You know our style and you know what results we deliver.  And we think that is the appropriate range of operating margins for the toy operations in 2008 and the mix of the business as you mentioned.

Arvind Bhatia
Got it.  Two quick ones if I could, last ones actually.  Was there any foreign exchange effect in the quarter?  And then wondering, your stock buyback, was there any specific reason you decided not to do any share repurchases during the quarter?

Kenneth West
During the fourth quarter, we did not have any foreign -- any substantial foreign currency P&L whatsoever.  We had some Canadian forward dollar contracts that were in place in the beginning of the year and in the middle of the year associated with our Canadian production and the filming for The Incredible Hulk.  As far as stock purchase, John?

John Turitzin
Sure.  We didn’t do any stock buybacks in the fourth quarter.  We have, since the beginning of the year, done more purchases as Peter said, as purely an opportunistic program.

Kenneth West
Right, just to update that, approximately $10 million of Treasury stock was purchased by the company during the month of January of 2008.

Arvind Bhatia
Great.  Thank you guys.

Operator
Thank you.  And the next question comes from the line of Eric Handler with Lehman Brothers.  Please proceed with your question.

Eric Handler
Hi, thanks for taking my question.  Two questions for you guys.  First, are there any costs associated when you receive the international minimum guarantees for your – for Iron Man and Hulk?  And then secondly, with Electronic Arts recently canceling their Marvel fighting game and I know Microsoft canceled their MMO game, there has been some speculation that you guys might go into the video game business.  Is there -- would you ever consider using your own capital for producing video games or maybe doing some type of video game financing fund?

David Maisel
Eric, it’s David.  When we get the money in from the international territories, there’s just minimal fees associated with the banking of those territories and the banking relationships.  Regarding video games going forward, we are -- have in the past, always licensed our console games, and that is our strategy going forward.  If we ever deviated from that, for that business or frankly other growth areas, as you know, we always approach things trying to do it in a very unique fiscally conservative manner.  But at this point, there is no plan to change that strategy.

Eric Handler
Thank you.

Operator
Thank you.  And the next question comes from the line of David Bank with RBC Capital. Please proceed with your question.

David Bank
Thanks, good morning.  I’m just looking for a little bit of color on two things.  The first is, I know as far as we were concerned, toys were just plain stronger than we had been expecting.  And I was wondering if there was any single driver for that and any driver in terms of the mix.  And second, on the charge, I guess related to the JV, is there any more color you could give around that?  And was there any associated acceleration in revenue?  And I guess, as you are thinking about it, the way we might on our side of the table, was this -- was all of this charge truly kind of a one-time item or is there anything sort of recurring in nature in the charge?

F. Peter Cuneo
David, this is Peter Cuneo.  With regard to your question on toys, was there any single driver?  No, I don’t think so.  And again, Hasbro could comment on this in a more detailed basis than we can.  Obviously, they have announced strong -- they had a strong report recently, and they did mention Marvel as one of their overall drivers.  But for Marvel specifically, we are not aware of any single driver.  I think we had strength across the board on an international and a domestic basis.

Kenneth West
David, this is Ken.  With respect to the joint venture charge that we disclosed and we recorded in the fourth quarter, it does not relate whatsoever to any acceleration of revenue.  And as I mentioned, the net effect of this charge is approximately $4.7 million on our net income, and approximately half of that does relate to prior years.  So there is an element that should be carved out just in your thinking, but the full charge to net income in the full year is $4.7 million.  And to the extent, if actor likeness is exploited in future merchandise licensing, there will be some charges, but not necessarily the same magnitude of this because this really is a catch up.

David Bank
Okay. Thank you.

Operator
Thank you. And the next question comes from the line of Doug Creutz with Cowen and Company.  Please proceed with your question.

Doug Creutz
Thanks.  I know you guys don’t give quarterly guidance, but could you at least talk directionally about how you expect the shape of the year to look like: is it front-end loaded, back-end loaded, etc.? Thanks.

Kenneth West
Doug, this is Ken.  As we look at the year for 2008 shaping up, we believe that it will most likely be more front-end loaded, so a little bit more than half in the first half of the year.

Doug Creutz
Thanks.

Operator
Thank you.  And the next question comes from the line of Alan Gould with Natixis. Please proceed with your question.

Chris Ferris
Hi guys, this is Chris Ferris on for Alan Gould.  Just a question to clarify on film costs, it increased to $265 million from $200 million -- $201 million in the prior quarter.  Are there any presales of the international territories netted against that number?  And then secondly, I guess since you are only targeting one film for 2009, I’m assuming that there are no substantial costs for other films beside Iron Man and Hulk in that number, is that correct?

Peter Cuneo
David?

David Maisel
Yes, in terms of your first question, that number is not offset by any of the international revenues or expected international revenues from the pre-sold territories. And secondly, regarding the total amount, that is primarily Iron Man and Hulk since we are obviously not in production in any of the films at this point or in any kind of significant pre-production.

David Bank
Okay. Thank you.

David Maisel
Yes.

Operator
Thank you.  And the next question comes from the line of Barton Crockett with JPMorgan.  Please proceed with your question.

Barton Crockett
Okay, great, thanks.  I wanted to come in with a follow-up back in the queue.  I was wanting to probe a little bit more the studio revenue timing that you guys are giving.  And really kind of two questions there, first, I just want to be clear, the international payments that you are talking about, I assume those are in guidance, I just wanted to confirm that that’s the fact.  The second question is related to the timing.  Are you guys saying then that the box office revenue receipts are netted against DVD expenses?  Because if you think about the timing, you guys should be done with collecting the box from these movies well before the end of the year, clearly by September, which gives you well over 45 days before the end of the quarter.  And so I assume what you are saying then is that in your accounting you believe the spending on the DVD marketing will be netted against any receipts before you guys recoup revenue, and I just want to confirm that’s the fact.  Thank you.

Kenneth West
Barton, this is Ken.  With respect to the foreign presales and every element associated with these two movies that are to be released next quarter, none of the elements of revenues or expenses are in our guidance.  We make that very clear both in our prepared remarks and when we gave guidance for 2008, which we initiated the last quarter.  As far as the elements of what will be coming in as far as cash, timing and things like that, is really very much dependent upon the volume and the magnitude of the collections, the success of the films.  And we will see more as we get closer to the release.

Barton Crockett
Okay. But if you’re -- I mean clearly, the box office will be basically done by you know, let’s say, September, which is certainly a conservative date.  And you guys would have spent all the marketing, you know, so you would have box office revenues assuming anything short of a total flop.  So, is this netted against DVD before you recoup it or not?

F. Peter Cuneo
Alan, this is Peter.  All of the different distributions of the film, whether it is DVD, box office, or whatever, are crossed against each other.  So if there is overlap with the P&A on - with regard to the box office release and DVD, and the timing is such -yes, then one is used to pay back the other.  And so we just don’t know at this point what the timing will be exactly.  We hear your words.  We’re not sure though that the timing would be as you are suggesting.

Barton Crockett
Okay, all right, that’s fair enough.  And then, this is Barton.  Just one final question, since you are now saying that you would aspire to have one movie in ’09, can you give us some sense of what you think the likely candidate is?

David Maisel
Barton, it’s David.  You know we’re -- at this point, we can’t really give direction on that.  We’re developing our properties that we’ve talked about in the past and are listed on the pipeline.  In addition to finishing up Iron Man and The Hulk, we are developing Ant-Man, Captain America, Thor, and The Avengers.  But at this point, it would be premature to say which one of those might be the possible candidate for the end of 2009.

Barton Crockett
Okay, all right.  That’s great.

David Maisel
And just one point on your first question, our cash timing and of the receipts from our distributor partner should be very similar to the arrangement that Dreamworks Animation has.  So for those that are covering that company, it should be similar types of timing issues, with the distributor recouping their expenses before giving receipts to us.

Barton Crockett
Okay, all right, that’s great.  Thanks a lot.

Operator
Thank you. And I will now turn the conference back to you, Mr. Cuneo.  Please continue with your presentation or closing remarks.

F. Peter Cuneo
Thank you very much, Operator.  If there are no more questions and answers, we will say thank you to all of you, have a good day, and we will talk to you again in approximately three months.  Thanks everyone.

Operator
Ladies and gentlemen, that does conclude the conference call for today.  We thank you very much for your participation and ask that you please disconnect your lines.